Exhibit 99.1

In view of the possible materiality of the financial condition of Torch Energy Advisors Incorporated (“Torch”) to the Minimum Price commitment, which relates to the Purchase Contract between the Trust and Torch, Torch’s financial statements are provided as an exhibit to the Trust’s annual report on Form 10-K. Upon the termination of the Minimum Price commitment, such financial statements will not be included in this annual filing.

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

The following should be read in conjunction with the consolidated financial statements, and the related notes thereto, of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”).

DISCUSSION OF YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

Recently, the Company reduced the scope of its operations and its services provided to the energy industry through reductions of its work force and through the sale of individual assets and businesses. As discussed in more detail below, many of the services previously provided by the Company are currently no longer provided and, if provided, are provided at significantly reduced levels than in previous years.

Revenues

The Company’s service activities, which included accounting and finance, oil and gas operations and engineering, hydrocarbon marketing, acquisitions and divestitures, and various administrative services, accounted for 69% of revenues in 2004. Revenues for such service activities are received under various outsourcing and management contracts and are classified primarily as Service Fees or Operating Fees. Service Fees include payments for management and administrative services, fees for providing drilling rig crew services to third parties, certain hydrocarbon marketing activities, and consulting services. The Company also receives fees related to oil and gas field operations, which it classifies as Operating Fees. Operating Fees are a combination of fees paid by clients and reimbursements received from working interest owners customarily paid to the operator of oil and gas properties.

The Company’s contracts for outsourcing and management services differ from contract to contract in how the Company is paid for its services. For certain contracts, revenues are derived from a combination of fixed and variable fees related to the activities performed. As such, Service Fees may fluctuate from year to year based on the level of activity of the Company’s clients and in particular the number and complexity of the clients’ oil and gas properties.

Service Fees were $20.4 million in 2004, down 4.2% from $21.3 million in 2003. Service Fees were $21.3 million in 2003, down 66.5% from $63.6 million in 2002 primarily due to the sale of Novistar and the cancellation of several contracts during 2003. Included in the 2002 service fees is $3.2 million in termination fees paid as a result of customers terminating service contracts.

Operating fees totaled $.4 million, down 20% from $.5 million in 2003. Operating fees totaled $.5 million, down 68.8% from $1.6 million in 2002 primarily due to the cancellation of a contract.

1

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

Until December 2004, the Company’s principal oil and gas properties related to the 2001 purchase of oil and gas properties in Louisiana and Texas by Milam Energy L.P. (“Milam”), a wholly-owned partnership. These properties were sold to third parties in October and December 2004. The results of Milam are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation. The Company maintains other interests in oil and gas fields in Texas and Louisiana. Oil and gas revenues for 2004 were $6.8 million, up 580% from $1.0 million in 2003. This increase is due to the purchase of an interest in certain oil and gas properties in Louisiana in February 2004 and the purchase of other oil and gas interests in December 2003 and January 2004. Oil and gas revenues for 2003 were $1.0 million, down 89.1% from $9.2 million in 2002. This decrease is primarily due to the January 2003 sale of coal-seam gas production payment properties located in Alabama, which were obtained in conjunction with the Management Buyout in September 1996.

Hedging activities mainly consist of financial swap contracts entered into for the purpose of hedging the impact of market fluctuations on production. There was no hedging activity for 2004. Hedging activity was a loss of $100,000 in 2003, down from a gain of $1.5 million in 2002.

From time to time, the Company has sold interests in various oil and gas properties, securities, and other assets. In October and December 2004, Milam entered into separate agreements to sell its oil and gas properties. In October 2004, Milam sold its interest in a field for $3.6 million, resulting in a loss of approximately $3.1 million. In December 2004, Milam sold its remaining fields for $11.8 million resulting in a gain of approximately $1.8 million. Both the gain and loss are included in income from discontinued operations for the year ended December 31, 2004. In January 2003, the Company sold its assets in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. During the year ended December 31, 2003, the Company sold pieces of art to third parties for a total of $1,057,000, generating a gain of $68,000. In December 2003, Torch Energy Finance Company (“TEFC”) and the Company sold Torch Energy Finance Fund LPI (“TEFF”) to a third party for $325,000 plus the assumption of a credit facility (see Note 14 of the Notes to Consolidated Financial Statements), resulting in a gain of $17,487,000. In October 2002, the Company sold its interest in The Procurement Center (“TPC”) for $3.45 million and 58,231 shares of Resources Connection, Inc. (“RCI”), valued at $798,000, resulting in a gain of $3.45 million. In addition, the Company received a contingent payment of $197,000 in March 2003 based on total revenues of the parent company of RCI for the year ended December 31, 2002. In December 2003, the Company sold 58,231 RCI shares for $1,609,000, resulting in a gain of $811,000.

2

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

Expenses

The Company includes in cost of services all of the personnel costs of providing services to its clients pursuant to its outsourcing agreements. The level of expense recorded by the Company from year to year is subject to variability related to client activity level. Cost of services totaled $13.5 million, $15.9 million and $48.6 million in 2004, 2003 and 2002, respectively. The decrease in both years is due to the cancellation of several contracts in 2003 and 2002 and the sale of Novistar at the end of 2002.

General and administrative expenses totaled $7.1 million, $13.2 million and $18.1 million in 2004, 2003 and 2002, respectively. The 46% reduction in general and administrative costs in 2004 is due to a reduction in workforce resulting in a reduction in salaries and benefits, performance incentives and office rent. The 27% reduction in general and administrative costs in 2003 is directly related to the sale of Novistar and the reduction of outsourcing services and activities of the Company, which was primarily responsible for a significant reduction in administrative infrastructure required by the Company.

Oil and gas operating expenses for 2004 totaled $2.6 million, up 767% from $300,000 in 2003 due to the purchase of an interest in certain oil and gas properties in Louisiana in February 2004 and the purchase of other oil and gas interests in December 2003 and January 2004. Oil and gas operating expenses for 2003 totaled $300,000, down 93.6% from $4.7 million in 2002 due to the January 2003 sale of coal-seam gas production payment properties located in Alabama. The Company’s average oil and gas operating expenses per Mcfe was $2.15, $1.95 and $1.59 in 2004, 2003 and 2002, respectively.

Interest expense for 2004 totaled $2.2 million, down 29.0% from $3.1 million in 2003 due to the sale of TEFF and the assumption of a credit facility by a third party in December 2003. Interest expense for 2003 totaled $3.1 million, down 46.6% from $5.8 million in 2002 due to the sale of Novistar and paying off the Novistar line of credit in January 2003.

Minority Interests

In February 2004, the Company formed Big Energy, LLC (“Big Energy”). Torch E&P Company, a wholly-owned subsidiary of the Company, owns 71.25% of Big Energy. In December 2003, the Company formed PPM Live Oak Energy, LLC (“Live Oak”). Torch E&P Company owned 75% of Live Oak in 2003 and 62.5% of Live Oak in 2004. The activities of Big Energy and Live Oak subsequent to the acquisitions are consolidated in the financial statements with the unaffiliated parties’ interest reflected as minority interest. Minority interest expense for 2004 totaled $563,000. On February 18, 2000, Novistar acquired from Oracle the Oracle Energy Upstream business, which specializes in licensing, support and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 11 of the Notes to the Consolidated Financial Statements). In February 2001,

3

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar. On December 31, 2002, Novistar merged with Paradigm Technologies, a Petroleum Place company, that provides software solutions and technology services for the energy industry, to create P2 Energy Solutions (“P2ES”). As a result of the merger, the Company acquired the interests of all historic shareholders and received a 40% ownership interest in P2ES, resulting in the Company changing the accounting method for its investment in Novistar to the equity method. For the year ended December 31, 2002, Novistar is consolidated in the Company’s Statement of Operations with Oracle’s and Accenture’s combined interests reflected as minority interest, but Novistar’s balance sheet at December 31, 2002 is no longer consolidated. An equity investment is recorded for the Company’s investment in P2ES. On December 20, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%.

Equity in Earnings of Affiliates and Investees

The Company recorded an equity loss of $2.7 million and $3.1 million for the years ended December 31, 2004 and 2003, respectively, and equity earnings of $249,000 for the year ended December 31, 2002. The equity loss in 2004 and 2003 represents the Company’s loss in P2ES.

Net Income

The foregoing activities resulted in the following net income (amounts in thousands):

	2004	2003	2002
Income (loss) from continuing operations before minority interest, income taxes, extraordinary gain on extinguishment of debt and cumulative effect of change in accounting principle	$(639)	$47,385	$592

Net income	$849	$46,720	$993

4

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $3.5 million for the year ended December 31, 2004. Net cash used in operating activities was $10.5 million for the year ended December 31, 2003. Net cash provided by operating activities was $448,000 for the year ended December 31, 2002. The Company spent $6.3 million, $1.1 million, and $2.4 million on investments in property and equipment in 2004, 2003, and 2002, respectively. During 2004, the Company sold its oil and gas interests in Milam generating $15.4 million in proceeds from the sale of discontinued operations. During 2003, the Company sold its interest in coal-seam gas production payment properties located in Alabama generating $43 million in cash. During 2002, the Company sold its interest in TPC generating $3.5 million in cash.

Financing Activities

On September 30, 1996, the Company recorded TAC’s $25.5 million Senior Subordinated Note (the “Note”) payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note was due and payable on September 30, 2004, and it accrued interest at 9% per annum. During 2003 and 2002, the Note was reduced by $838,000, and $500,000, respectively, in connection with the settlement of litigation involving the Predecessor, Torchmark, and a third party. On January 1, 2005, the Note was renegotiated resulting in five $500,000 payments for principal and accrued interest being due in 2005, $5.0 million due in 2006, $5.0 million due in 2007 and the remaining unpaid balance of principal and interest due on May 1, 2008. As of December 31, 2004, the outstanding balance is $23.1 million, of which $21.3 million has been classified as long-term at December 31, 2004.

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrued interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15% from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest was payable quarterly in arrears beginning on May 17, 2000. The note was due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger, or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. On December 31, 2002, Novistar paid $3.2 million to Oracle to buyout the $10 million Senior Subordinated Note payable and interest payable of $1.1 million resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002 (see Note 11 of the Notes to Consolidated Financial Statements). Interest expense of $1.2 million related to this Note Payable is reflected in the accompanying Statement of Operations for the year ended December 31, 2002.

5

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

On May 17, 2001, Milam entered into an $18 million Promissory Note with a third party, which increased to $22 million on November 18, 2003. Until the sale of the properties (see Note 11 of the Notes to Consolidated Financial Statements), interest accrued on the indebtedness at the sum of seven percent (7.0%) plus the three month London Inter Bank Offer Rate (“LIBOR”) plus a three percent (3.0%) default rate. Monthly principal and interest payments were due based on cash flows from certain oil and gas properties. In December 2004, proceeds from the sale of the Milam properties were used to pay down the note and the remaining principal balance was forgiven resulting in a gain of $5.6 million for the year ended December 31, 2004. This gain is included in income from discontinued operations for the year ended December 31, 2004.

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million on December 31, 2003. The Company paid $1 million in May 2002, $1 million in December 2002, and entered into a note for the remaining $1 million that was due in May 2002 and extended to May 1, 2003. Principal plus interest was paid at the prime rate plus 7% per annum. In March 2003, the SMGC note plus interest was paid in full.

In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 11 of the Notes to Consolidated Financial Statements), the Company entered into a note for $3,175,000 payable to the seller (“Grayson Note”). Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate adjusted at the beginning of each quarter for increases or decreases during the previous quarter (4.75% at December 31, 2004). At December 31, 2004 and 2003, the outstanding principal balance on the Grayson Note is $1.3 million and $1.9 million, respectively.

In connection with the termination of certain former employees, the Company entered into notes for options previously granted (“Option Notes”). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate. At December 31, 2004 and 2003, the outstanding principal balance on the Option Notes is $1.6 million and $1.9 million, respectively.

On February 6, 2004, Big Energy entered into a $50 million credit facility (the “Big Energy Facility”) with a bank. Interest accrues on indebtedness at the bank’s prime rate plus .5%, but in no event less than a per annum rate of 4.5%. The Big Energy Facility has a February 26, 2007 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. The Company was in compliance with all covenants at December 31, 2004. The Big Energy oil and gas properties secure the Big Energy Facility. At December 31, 2004, the outstanding balance under the Big Energy Facility is $835,000, the borrowing base is set at $1.0 million and the weighted-average interest rate is 4.9%.

6

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

On November 9, 2000, Novistar entered into a credit facility (the “Novistar Facility”) with a bank. The Novistar Facility provided a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility had an interest rate of LIBOR plus 1.5% if less than $10.0 million was outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeded $10.0 million. The short-term loan under the Novistar Facility matured on November 7, 2001, and the revolving line of credit matured on March 31, 2002. The Novistar Facility was secured by a pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI had guaranteed the outstanding balance of the revolving line of credit. At December 31, 2002, Novistar merged with Paradigm Technologies (see Note 11 of the Notes to Consolidated Financial Statements), the revolving line of credit is not on the Company’s books as Novistar’s balance sheet is no longer consolidated. Until April 14, 2003, the Company maintained a compensating balance of $3 million as collateral for the Novistar revolving line of credit .

On August 31, 1999, the Company entered into a $50 million credit facility (the “Credit Facility”) with a bank. Interest accrued on indebtedness, at the Company’s option, at the bank’s prime rate plus .25% or the LIBOR rate. The Credit Facility had a March 1, 2003 maturity date and contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secured the Credit Facility. In January 2003, the outstanding balance under the Credit Facility was paid in full (see Note 11 of the Notes to Consolidated Financial Statements).

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the “TEFF Facility”) with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF’s option, at the bank’s prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base; and at the bank’s prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan were repaid from cash flow from TEFF’s underlying investments. The TEFF Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secured the TEFF Facility, which originally matured on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt could be drawn on the TEFF Facility. As the underlying investments were sold, the proceeds were used to reduce the outstanding principal balance of the loan. In addition, the amendment changed the interest rate to the bank’s prime rate (4.0% December 31, 2003) plus 1% or LIBOR (1.5% at December 31, 2003) plus 4% regardless of the portfolio base ($0 at December 31, 2003) and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF’s investments. On December 31, 2003, TEFC and the Company sold TEFF to a third party (see Note 12 of the Notes to Consolidated Financial Statements).

7

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

The following table lists contractual obligations of the Company by due date or expiration date:

	Payments Due by Period
		Less than			After 5
Contractual Obligations	Total	1 year	1-3 years	4-5 years	years
Long Term Debt	$27,408	$3,476	$9,121	$14,583	$228
Operating Leases	3,393	634	1,165	977	617

Total Contractual Cash Obligations	$30,801	$4,110	$10,286	$15,560	$845

There are no other commercial commitments at December 31, 2004.

Financial Risk Management

The Company, through its subsidiaries, previously offered price risk management services to energy-related businesses (natural gas and crude oil) through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options’ strike and market prices for the commodity and other contractual arrangements. Effective January 1, 1999, the Company adopted mark-to-market accounting for contracts related to its price risk management service contracts in accordance with the provisions of the Financial Accounting Standard Board’s Emerging Issues Task Force Issue No. 98-10 (“EITF 98-10”), Accounting for Energy Trading and Risk Management Activities.

In addition, the Company has market risk exposure in the pricing applicable to its oil and gas production. The Company enters into financial derivative contracts for the purpose of hedging the impact of market fluctuations on its contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions.

In previous years, when there was significant trading and marketing activity, in order to mitigate the risk associated with its financial and other instruments, the Company monitored and managed the inherent market risks through a variety of techniques including periodic reporting of the portfolio’s value to senior management. The Company attempted to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions could have existed or have been established based upon assessment of anticipated market movements. The Company maintained no open positions as of December 31, 2004.

8

TORCH ENERGY ADVISORS INCORPORATED
AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF
TORCH ENERGY ADVISORS INCORPORATED

The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance. During 2004 and 2003, the risk Management activities of the Company decreased substantially, significantly reducing the potential for credit exposure.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that the value of the contractual portfolio will change, either favorably or unfavorably, in response to changes in prices. The Company’s major market risk is commodity price risk related to natural gas and crude oil price risk management services and its oil and gas production. Historically, market prices for oil and gas production and related financial derivative contracts have been volatile and unpredictable. Pricing volatility is expected to continue.

The Company did not have any open option contracts or other financial derivative contracts at December 31, 2004.

Interest Rate Risk - The Company’s exposure to changes in interest rates primarily results from short-term changes in the prime and LIBOR rates. A 10% increase in the prime and floating LIBOR rates would have the effect of increasing interest costs to the Company by $19,000 per year.

Outlook

The Company continues to work toward optimization of the well servicing business and is looking at opportunities to divest this non core business in 2005. The Company is pursuing several additional different strategies including selling individual fields and further development. The Company’s primary business focus is directed toward making additional investments in proved oil and gas properties and midstream assets. The Company believes that it has now structured its operations to a size that the core business can now sustain and can be used as a platform to seek out the new investments.

9

Consolidated Financial Statements

Torch Energy Advisors Incorporated and Subsidiaries
As of December 31, 2004 and 2003

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Financial Statements

As of December 31, 2004 and 2003

Report of Independent Auditors

The Board of Directors
Torch Energy Advisors Incorporated

We have audited the accompanying consolidated balance sheet of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, stockholder’s deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of P2 Energy Solutions, Inc., an investment which as discussed in Note 20 to the consolidated financial statements, is accounted for by the equity method of accounting. The investment in P2 Energy Solutions, Inc. was $9.4 million as of December 31, 2004, and the equity in its net loss was $2.7 million for the year then ended. The financial statements of P2 Energy Solutions, Inc. have been audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for P2 Energy Solutions, Inc., is based solely on the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and Subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

\s\ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
April 11, 2005

Report of Independent Auditors

The Board of Directors
Torch Energy Advisors Incorporated

We have audited the accompanying consolidated balance sheet of Torch Energy Advisors Incorporated and Subsidiaries (the “Company”) as of December 31, 2003, and the related consolidated statements of operations, stockholder’s deficit, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of P2 Energy Solutions, Inc. (a corporation in which the Company has a 21.15% interest) have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the amounts included for P2 Energy Solutions, Inc., it is based solely on their report.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and Subsidiaries at December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company will need additional working capital to service its debt. This condition raises substantial doubt about the Company’s ability to continue as a going concern (Management’s plans in regard to these matters are also described in Note 2). The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 3, effective January 1, 2003, the Company changed its method of accounting for Asset Retirement Obligations.

\s\ Ernst & Young LLP
Houston, Texas
April 9, 2004
Except for discontinued operations discussed in Note 3 as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, as to which the date is April 12, 2005

Report of Independent Auditors

The Board of Directors
P2 Energy Solutions, Inc.:

We have audited the accompanying consolidated balance sheets of P2 Energy Solutions, Inc. (a Delaware corporation) and subsidiaries as of September 30, 2004 and 2003, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of P2 Energy Solutions, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

\s\ KPMG LLP
Denver, Colorado
April 8, 2005

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Balance Sheets

	December 31
	2004	2003

	(amounts in thousands
	except share data)
Assets
Current assets:
Cash and cash equivalents	$8,459	$8,169
Restricted cash	173	515
Accounts receivable – product marketing	5,834	5,610
Accounts receivable – joint interest billing	325	462
Accounts receivable – oil and gas and other	4,852	4,349
Notes receivable – related parties	—	508
Assets from price risk management	—	409
Prepaid drilling costs	242	571
Other current assets	1,300	1,748
Current assets of discontinued operations	1,157	2,549

Total current assets	22,342	24,890

Land	70	70

Property and equipment, at cost:
Oil and gas (successful efforts method)	6,579	2,058
Other fixed assets	11,092	10,713

	17,671	12,771

Accumulated depreciation, depletion and amortization	(9,603)	(8,231)

	8,068	4,540

Notes receivable – related parties	794	362
Notes receivable	122	—
Equity investment	9,359	12,063
Other assets	943	765
Assets of discontinued operations	500	22,919

Total assets	$42,198	$65,609

	December 31
	2004	2003

	(amounts in thousands
	except share data)
Liabilities and stockholder’s deficit
Current liabilities:
Accounts payable – product marketing	$5,500	$5,582
Accounts payable and accrued liabilities	12,207	10,863
Due to affiliates, net	1,811	2,124
Notes payable to bank	180	—
Notes payable - other	1,477	1,641
Senior subordinated note payable – affiliate	1,819	23,086
Revenue, royalty, and production taxes payable	2,909	2,628
Current liabilities of discontinued operations	1,244	22,202

Total current liabilities	27,147	68,126

Notes payable – other	2,665	3,177
Senior subordinated note payable – affiliate	21,267	—
Other long-term liabilities	707	411
Liabilities of discontinued operations	—	5,022

Minority interest	1,262	163
Commitments and contingencies	—	—

Stockholder’s deficit:
Common stock, par value $1.00, 1,000 shares authorized, issued, and outstanding	1	1
Additional paid-in capital	1,999	1,999
Accumulated deficit	(2,899)	(3,555)
Due from stockholder	(9,951)	(9,735)

Total stockholder’s deficit	(10,850)	(11,290)

Total liabilities and stockholder’s deficit	$42,198	$65,609

     See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31
	2004	2003	2002

	(amounts in thousands)
Revenues:
Oil and gas revenues	$6,761	$1,011	$9,150
Gas plant fees	1,139	—	—
Product marketing and other trading, net	337	301	(145)
Gain (loss) from price risk management activities	—	(99)	1,476
Service fees	20,417	21,276	63,562
Operating fees	378	505	1,607
Interest and other income	1,006	3,663	3,448
Gain on sale of assets and investments	59	58,871	3,548

	30,097	85,528	82,646

Costs and expenses:
Cost of services	13,503	15,937	48,599
Oil and gas operating expenses	2,576	346	4,693
Depreciation, depletion, and amortization	1,434	1,149	3,524
Dry hole costs	495	459	—
Plugging and abandonment costs	—	15	1,110
Provision for impairment of oil & gas properties	—	45	—
Accretion expense	104	44	—
General and administrative expenses	7,135	13,213	18,148
Provision for credit losses (gains)	(450)	398	71
Interest expense	2,237	3,071	5,750
Other expense	998	334	408

Total costs and expenses	28,032	35,011	82,303

Impairment and equity in earnings (losses) of investees	(2,704)	(3,132)	249

Income (loss) from continuing operations before minority interest, income taxes, extraordinary item, and cumulative effect of change in accounting principle	(639)	47,385	592
Minority interest	(563)	—	951
Income tax benefit (provision)	1	(13)	(10)

Income (loss) from continuing operations	(1,201)	47,372	1,533
Income (loss) from discontinued operations	2,050	(500)	(8,414)
Extraordinary gain on extinguishment of debt	—	—	7,874

Income from continuing operations before cumulative effect of change in accounting principle	849	46,872	993
Cumulative effect of change in accounting principle	—	152	—

Net income	$849	$46,720	$993

     See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Stockholder’s Deficit

For the Years Ended December 31, 2004, 2003, and 2002
(amounts in thousands)

					Accumulated			Total
				Additional	Other			Stockholder's
	Common Stock			Paid-In	Comprehensive	Accumulated	Due From	(Deficit)
	Shares	Amount	Warrants	Capital	Income, Net	Deficit	Stockholder	Equity

Balance, December 31, 2001	1	$1	$116	$1,999	$(21)	$(43,451)	$(8,463)	$(49,819)
Termination of warrants to customers	—	—	(116)	—	—	—	—	(116)
Comprehensive income:
Equity adjustment from foreign currency translation	—	—	—	—	21	—	—	21
Unrealized gain in value of investment in equity securities	—	—	—	—	553	—	—	553
Net income	—	—	—	—	—	993	—	993
Total comprehensive income								1,567

Balance, December 31, 2002	1	1	—	1,999	553	(42,458)	(8,463)	(48,368)
Dividends paid	—	—	—	—	—	(7,817)	—	(7,817)
Advances to stockholder	—	—	—	—	—	—	(1,272)	(1,272)
Comprehensive income:
Unrealized gain in value of investment in equity securities	—	—	—	—	(553)	—	—	(553)
Net income	—	—	—	—	—	46,720	—	46,720
Total comprehensive income								46,167

Balance, December 31, 2003	1	1	—	1,999	—	(3,555)	(9,735)	(11,290)
Dividends paid	—	—	—	—	—	(193)	—	(193)
Advances to stockholder	—	—	—	—	—	—	(216)	(216)
Net income	—	—	—	—	—	849	—	849

Balance, December 31,2004	1	1	—	1,999	—	(2,899)	(9,951)	(10,850)

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31
	2004	2003	2002

	(amounts in thousands)
Cash flows from operating activities
Net income	$849	$46,720	$993
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	2,322	2,188	10,191
Impairment and equity losses (earnings) in investees	2,704	3,132	(249)
Provision for impairment of oil & gas properties	—	45	1,564
Accretion expense	428	276	—
Minority interest	563	—	(951)
Provision for credit losses	(450)	398	71
Price risk management activities	182	(659)	935
Gain on sale of assets and investments	(4,381)	(58,871)	(3,548)
Extraordinary gain on extinguishment of debt	—	—	(7,874)
Cumulative effect of change in accounting principle	—	152	—
Other	60	(2,314)	—
Noncash assumption of debt	—	1,756	—
Noncash forgiveness of debt	—	(400)	(400)
Changes in operating assets and liabilities, net of effects of acquisitions accounted for under the purchase method of accounting:
Accounts receivable	507	2,156	11,283
Due from/to affiliates	(313)	(547)	672
Other current assets	2,397	(2,021)	(579)
Accounts payable and accrued liabilities	(766)	(1,653)	(7,285)
Revenue, royalty, and production taxes payable	281	968	(2,380)
Other	(921)	(1,829)	(1,995)

Net cash flows provided by (used in) operating activities	3,462	(10,503)	448

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Consolidated Statements of Cash Flows (continued)

	Year ended December 31
	2004	2003	2002

	(amounts in thousands)
Cash flows from investing activities
Restricted cash	(86)	(744)	517
Notes receivable	(45)	1,840	2,971
Proceeds from the sale of assets	16,750	45,493	353
Investment in property and equipment	(6,349)	(1,083)	(2,437)
Investment in equity investees	—	—	(3,847)
Proceeds from sale of investment	—	—	3,450
Purchase price adjustments on PPM Live Oak Energy LLC	197	—	—
Payment for purchase of Torch Rig Services Onshore (net of cash acquired) and additional rigs	—	—	(425)
Distributions from investments in affiliates	—	—	452

Net cash flows provided by investing activities	10,467	45,506	1,034

Cash flows from financing activities
Proceeds from line of credit with bank	$1,000	$—	$—
Proceeds from note payable	2,354	1,976	2,204
Repayment of senior subordinated note payable- affiliate	—	(338)	—
Repayment of note payable to bank	(165)	(18,740)	(461)
Repayment of note payable	(16,483)	(4,081)	(6,314)
Contributions from minority interests	129	—	—
Distributions to minority interests	(65)	—	—
Payment of dividend	(193)	(7,817)	—
Advances to stockholder, net	(216)	(1,272)	—

Net cash flows used in financing activities	(13,639)	(30,272)	(4,571)

Net increase (decrease) in cash and cash equivalents	290	4,731	(3,089)
Cash and cash equivalents at beginning of year	8,169	3,438	6,527

Cash and cash equivalents at end of year	$8,459	$8,169	$3,438

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$3,341	$5,563	$3,865

Income taxes	$3	$14	$12

See accompanying notes.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2004

1. Organization

Recently, Torch Energy Advisors Incorporated and its Subsidiaries (collectively, “TEAI” or the “Company”), has reduced the scope of its operations through the downsizing of its workforce and through the sale of individual assets and businesses. The Company previously provided a broad range of operational and administrative services to energy companies, often through outsourcing arrangements. In addition, the Company provided development growth capital to independent oil and gas companies, engaged in various hydrocarbon marketing and trading activities. The Company continues to receive revenue from services provided to energy companies, principally drilling, and interests it holds in oil and gas properties. Operations for the Company are headquartered in Houston, Texas, with an operational district office in California.

Until September 1996, TEAI (the “Predecessor” when discussing periods prior to September 30, 1996) operated as a single business segment and was a wholly owned subsidiary of Torchmark, an insurance and financial services holding company headquartered in Birmingham, Alabama. On September 30, 1996, certain members of the Predecessor’s executive management, through the formation of Management Holding Company (“MHC”) and Torch Acquisition Company (“TAC”), purchased TEAI from Torchmark (the “Management Buyout”) (see Note 10). Torchmark retained a warrant for 10% of TAC’s common stock on a fully diluted basis. The Management Buyout was recorded using the purchase method of accounting as TEAI’s executive management had no ownership in the Predecessor. During 1997, MHC was merged into TAC.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of TEAI, including all wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Significant Subsidiaries

In February 2004, the Company formed Big Energy, LLC (“Big Energy”), for the purpose of owning and investing in oil and gas properties Torch E&P Company, a wholly-owned subsidiary of the Company, owns 71.25% of Big Energy. The activities of Big Energy subsequent to the acquisition are consolidated in the financial statements with the unaffiliated parties’ interest reflected as minority interest.

On December 2, 2003, the Company formed PPM Live Oak Energy, LLC (“Live Oak”), for the purpose of owning and investing in oil and gas properties. Torch E&P Company owned 75% of Live Oak in 2003 and 62.5% of Live Oak in 2004. The activities of Live Oak subsequent to the acquisition are consolidated in the financial statements with the unaffiliated parties’ interest reflected as a minority interest.

Effective April 2001, the Company formed Milam Energy L.P. (“Milam”), for the purpose of acquiring and developing oil and gas properties. Milam Energy GP, L.L.C., served as the sole general partner (0.1%) and TEAI served as the sole limited partner (99.9%). By December 2004, all properties owned by Milam were sold to third parties. The results of Milam are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).

Effective February 29, 2000, the Company formed Torch Energy TM, Inc. (“TETM”), to conduct energy product marketing activities. Activities for TETM are consolidated in the Company’s financial statements.

Torch Rig Services, Inc. (“TRS”), a wholly-owned subsidiary, was formed on June 11, 1999 for the purpose of providing drilling rig crew services and land based workover rigs to third parties. Activities for Torch Rig Services, Inc. are consolidated in the Company’s financial statements.

Torch Energy Finance Fund LPI (“TEFF”), a Texas limited liability partnership, was formed on September 6, 1995. The partnership agreement was amended on July 14, 1997 for the purpose of allowing TEFF to provide growth capital through loans and equity investments to small and mid-size oil and gas companies for use in acquisition and exploitation opportunities. Torch Energy Finance Company (“TEFC”), a wholly-owned

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

subsidiary, served as the sole general partner (10%) and the Company served as the sole limited partner (90%). Activities for TEFF are consolidated in the Company’s financial statements. Investments of TEFF were carried under the equity method. In December 2003, TEFC and the Company sold TEFF to a third party.

Investees

Novistar Inc. (“Novistar”) was formed on April 24, 1998 and commenced operations, effective January 1, 1999, upon the contribution by the Company of all assets and liabilities related to the operations of Novistar, consisting primarily of software and computer equipment. Novistar provides business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology, and procurement and inventory management. On February 18, 2000, Novistar acquired from Oracle Corporation (“Oracle”) the Oracle Energy Upstream business, which specializes in licensing, support, and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 11). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar.

On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased all of the outstanding shares of Novistar. The subsidiary merged with Novistar (“New Novistar”) and eliminated all historic shareholders of Novistar. On December 31, 2002, New Novistar merged with Paradigm Technologies, a Petroleum Place company, that provides software solution and technology services for the energy industry, to create P2 Energy Solutions (“P2ES”). As a result of the merger, the Company received a 40% interest in P2ES, resulting in the Company changing the accounting method for its investment to the equity method. The Company’s Statement of Operations for the year ended December 31, 2002 reflects the consolidated results of operations for Novistar. On December 19, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%.

Effective June 30, 1997, the Company purchased The Procurement Centre (“TPC”) to obtain the benefit of TPC’s experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics, and other administrative services. The Company paid $375,000 to

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

obtain a 75% interest in TPC. The activities of TPC subsequent to the acquisition were consolidated in the financial statements with the unaffiliated parties’ interest reflected as a minority interest. In January 1999, the Company sold a 25% interest in TPC, resulting in the Company changing the accounting method for its investment in TPC to the equity method. Prior activities of TPC were not material. In October 2002, the Company sold its remaining 50% interest in TPC.

The Company evaluates its loans and equity investments for impairment and, if indicated, records an impairment as appropriate.

Cash and Cash Equivalents

Cash in excess of the Company’s daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for purposes of reporting cash flows, are considered to be cash equivalents.

The Company maintains its cash in bank deposits with various major financial institutions. These accounts, at times, exceed federally insured limits. Deposits in the United States are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company monitors the financial condition of the financial institutions and has not experienced any losses on such accounts.

Restricted Cash

The Company had a restricted cash account, which was required by Milam’s May 17, 2001 promissory note with a third party (see Note 14). The Milam note required that all proceeds related to oil and gas properties be remitted into the restricted account. The Company was required to request transfers from the restricted account to the operating account through specific reporting procedures. Upon agreement with transfer requests, the third party transferred funds out of the restricted account. The balance in the restricted cash account, which is classified as current assets of discontinued operations (see Note 3) at December 31, 2004 and 2003 is $690,000 and $262,000, respectively.

The Company collateralizes any open letters of credit with cash (see Note 15). As of December 31, 2004 and 2003, the Company has outstanding open letters of credit collateralized by cash for $173,000 and $515,000, respectively.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Allowance for Doubtful Accounts

The Company routinely assesses the recoverability of all material trade and other receivables to determine their collectibility. The Company accrues a reserve on a receivable when, based on the judgement of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. As of December 31, 2004 and 2003, the Company had an allowance for doubtful accounts of $3.2 million and $3.8 million, respectively.

Prepaid Drilling Costs

At December 31, 2004, prepaid drilling costs mainly consist of cash calls for the Company’s interest in an exploratory well. At December 31, 2003, prepaid drilling costs consist of cash calls for the Company’s interests in two different exploratory wells. In March 2004, one of the wells was determined to be a dry hole. In 2004, the Company recognized approximately $507,000 in dry hole costs related to this well.

Investment in Marketable Securities

Marketable investment securities are classified in three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling such securities in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

The Company has no trading, available-for-sale, or held-to-maturity securities at December 31, 2004. During 2003, the Company sold available-for-sale securities which were recorded at fair value, with unrealized gains and losses excluded from earnings, and reported as accumulated comprehensive income, a separate component of the stockholder’s deficit. Realized gains and losses for securities classified as available-for-sale were included in earnings and were derived using the specific identification method for determining the cost of securities sold.

Dividend and interest income are recognized when earned.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Research and Development Expenses

During 2002, all costs incurred by Novistar in developing software products were expensed as research and development expenses in the period incurred. Software development costs incurred subsequent to the establishment of technological feasibility were not material. For the year ended December 31, 2002, $3.8 million of research and development expenses were included in “General and administrative expenses”. Novistar is no longer being consolidated in the Company’s Statement of Operations, and as a result, there were no research and development expenses reported by the Company for the years ended December 31, 2004 and 2003.

Property and Equipment

Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved reserves as estimated by independent petroleum engineers.

The Company recognizes an impairment loss when the carrying amount of a long-lived asset exceeds the sum of the estimated undiscounted future cash flows of the asset. For each long-lived asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. The fair value of the oil and gas properties, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. No impairment was recognized during the years ended December 31, 2004 and 2002. An impairment of approximately $45,000 was recognized for the year ended December 31, 2003.

Costs of acquiring undeveloped oil and gas leases are capitalized and assessed periodically to determine whether an impairment has occurred; appropriate impairments are recorded when necessary. No such allowance was required during the years ended December 31, 2004, 2003, and 2002.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Fixed assets are depreciated on a straight-line basis over their estimated useful lives, which range from three to ten years. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.

Revenue Recognition

The Company recognizes revenues related to TRS as services are rendered.

The Company recognizes oil and gas revenues from its interests in oil and natural gas producing activities as the hydrocarbons are produced and sold.

Marketing commissions are based on a fixed percentage of the negotiated sales price of crude oil and natural gas and a fixed monthly fee. Marketing commissions are recognized in revenue during the month of crude oil and natural gas production when the services are performed.

In connection with the acquisition from Oracle (see Note 11), Novistar expanded its product offerings to include consulting, licensing, support, and application hosting. Revenue recognition for these expanded product offerings complied with the provisions of Statement of Position (“SOP”) 97-2, Software Revenue Recognition; SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2; Emerging Issues Task Force Issue No. 00-3, Application of SOP 97-2, Software Revenue Recognition to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware; and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, including obtaining, as appropriate, vendor-specific objective evidence of fair value.

During 2002, revenues associated with service and operating fees were recognized ratably over the term of the service agreements, as earned. Service level credits were recognized as a reduction of revenue in the period in which Novistar failed to meet service levels required by its contracts. Certain long-term service fee contracts contained multiple element arrangements relating to consulting services and outsourcing services. The costs and revenues associated with these consulting services were deferred and recognized on a straight-line basis over the remaining term of the long-term service fee contract as service

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

fees and costs once the outsourcing services commenced. Novistar is no longer being consolidated in the Company’s Statement of Operations, and as a result, there were no consulting revenues and costs reflected by the Company for the years ended December 31, 2004 and 2003. During the year ended December 31, 2002, approximately $27,000 and $25,000 of consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. Novistar recognized approximately $321,000 and $304,000 in consulting revenues and cost of revenues, respectively, for the year ended December 31, 2002.

Gas Balancing

The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company’s net revenue interest in production. Deliveries of natural gas in excess of the Company’s net revenue interest are recorded as liabilities and under-deliveries are recorded as assets.

Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value, as allowed contractually. At December 31, 2004, the Company’s receivable for gas sales under the Company’s entitled share was approximately $3,000. At December 31, 2003, the Company’s payable for gas sales over the Company’s entitled share was approximately $350,000.

Accounting for Price Risk Management Activities

The Company, through its subsidiaries, engaged historically in price risk management activities for both trading and non-trading purposes. Effective January 1, 1999, the Company adopted mark-to-market accounting for its energy trading. The Company ceased its trading activities in 2002. To conduct its trading activities, the Company used forwards, swaps, and options. Under the mark-to-market method of accounting used to account for trading activities, the related outstanding physical and financial instruments were reflected at fair value, inclusive of valuation adjustments, with resulting unrealized gains and losses recorded as “Assets from price risk management activities,” “Other assets,” “Liabilities from price risk management activities,” and “Other liabilities,” respectively, on the Consolidated Balance Sheets. The market prices used to value these transactions were based on management’s best estimate considering various factors including closing exchange and over-the-counter quotations, time value, and volatility

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

factors. The values were adjusted to reflect the potential impact of liquidating the Company’s position in an orderly manner over a reasonable period of time under present market conditions.

The Company also periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the Consolidated Balance Sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

During 2004, 2003 and 2002, the Company entered into certain over-the-counter swap contracts to hedge the cash flow of the forecasted sale of oil and gas production. The Company did not elect to document and designate these as hedges. Thus, the changes in the fair value of these over-the-counter swap contracts are reflected in earnings in the consolidated statements of operations in gain (loss) from price risk management activities for the years ended December 31, 2004, 2003 and 2002.

Concentrations of Credit Risk

Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. Financial instruments which potentially subject the Company to credit risk consist principally of trade receivables, forwards, over-the-counter options, and swaps. The Company currently manages credit risk through informal credit policies and utilization of netting language in its derivative contracts that may be settled with the physical commodity. Customers not meeting the Company’s credit standards are required to provide an acceptable form of payment security. At December 31, 2004, accounts receivables and other financial instruments were predominantly with energy related and energy trading companies in the United States.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Other Assets

At December 31, 2004 and 2003, “Other assets” primarily consist of intangible assets which represent the excess cost of acquired assets over the amounts assigned to tangible net assets at acquisition.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), which addresses the initial recognition and measurement of intangible assets and the subsequent accounting and measurement of goodwill and intangible assets. The Company adopted SFAS 142 on January 1, 2002 and in accordance with SFAS 142, goodwill is tested for impairment annually in lieu of being amortized or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. Based on its review, no impairment of the Company’s goodwill was recorded for the years ended December 31, 2004, 2003 and 2002.

Income Taxes

Effective in 1997, TEAI and its subsidiaries elected to be treated as qualified Subchapter S corporations under Section 1361 (b)(3) of the Internal Revenue Code of 1986. The effect of the election is that TAC will file an S corporation tax return that includes TEAI and subsidiaries. Each TAC stockholder is responsible for reporting their share of taxable income or loss and no federal income taxes are recorded by the Company, except for a tax on excess net passive income and certain built-in gains, if applicable. Prior to the merger of Novistar into P2ES and in conjunction with the acquisition by Novistar of certain assets of the Oracle Energy Upstream business (see Note 11), Novistar was no longer eligible for Subchapter S corporation status.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform with current year presentation.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the reporting date and the reporting of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ from those estimates.

Asset Retirement Obligations

The Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligations” on January 1, 2003, which resulted in an increase to net oil and gas properties of $254,000 and additional liabilities related to asset retirement obligations (“ARO”) of $2 million. These amounts reflect the ARO of the company had the provisions of SFAS No. 143 been applied since inception and resulted in a non-cash cumulative effect decrease to earnings of $152,000. In accordance with the provisions of SFAS No. 143, the Company records an abandonment liability associated with its oil and gas wells and platforms when those assets are placed in service. Under SFAS No. 143, depletion expense is reduced since a discounted ARO is depleted in the property balance rather than the undiscounted value previously depleted under the old rules. The lower depletion expense under SFAS No. 143 is offset, however, by accretion expense, which is recognized over time as the discounted liability is accreted to its expected settlement value.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The following table is a reconciliation of the asset retirement obligation liability since adoption (in thousands):

Asset retirement obligation upon adoption on January 1, 2003	$5,759
Liabilities incurred	212
Liabilities settled	—
Accretion expense	276
Revisions in estimated liabilities	—
Asset retirement obligation at December 31, 2003	6,247
Liabilities incurred	97
Liabilities settled	(5,347)
Accretion expense	428
Revisions in estimated liabilities	233

Asset retirement obligation at December 31, 2004	$1,658

Liabilities incurred during 2003 relate to the acquisition of properties by Live Oak. Liabilities incurred during 2004 relate to the acquisition of properties by Big Energy. Liabilities settled during 2004 relate to the sale of the Milam properties. The pro forma asset retirement obligation would have been approximately $5.5 million at January 1, 2002 had the Company adopted the provisions of SFAS 143 on January 1, 2002. The following table shows the pro forma effect of the implementation on the Company’s net income had SFAS No. 143 been adopted by the Company on January 1, 2001 (in thousands):

2002
Net income, as reported	$993
Effect on net income (loss) had SFAS No. 143 been applied	$1,534
Pro forma net income (loss)	$2,527

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Discontinued Operations

In October and December 2004, Milam entered into separate agreements to sell all of its oil and gas properties. In October 2004, Milam sold its interest in a field for $3.6 million, resulting in a loss of approximately $3.1 million. In December 2004, Milam sold its remaining fields for $11.8 million resulting in a gain of approximately $1.8 million. The proceeds from the sale were used to pay down the outstanding debt balance related to these properties and the remaining principal balance was forgiven resulting in a gain of $5.6 million for the year ended December 31, 2004 (see Note 14). Milam was a component of the Company’s oil and gas property segment, and accordingly its results have been classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation. Comparative balance sheets of the discontinued operations are as follows (in thousands):

	December 31
	2004	2003

Restricted cash	$690	$262
Accounts receivable – oil and gas and other	467	667
Prepaid drilling costs	—	1,503
Other current assets	—	117

Total current assets	1,157	2,549
Oil and gas properties (successful efforts method)	—	28,691
Accumulated depreciation, depletion and amortization	—	(7,362)
Other assets	500	1,590

Total assets	$1,657	$25,468

Accounts payable and accrued liabilities	$584	$2,583
Liabilities from price risk management	—	227
Note payable – other	660	19,392

Total current liabilities	1,244	22,202
Other liabilities	—	5,022

Total liabilities	$1,244	$27,224

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Discontinued Operations (continued)

Operating results of discontinued operations are as follows (in thousands):

	Year Ended December 31
	2004	2003	2002

Oil and gas revenues	$5,820	$8,658	$4,570
Gain (loss) from price risk management activities	—	(1,161)	560
Interest and other income	13	10	11
Loss on sale of assets	1,259	—	—
Oil and gas operating expenses	1,923	4,282	4,460
Depreciation, depletion and amortization	888	1,039	6,667
Plugging and abandonment costs	—	—	454
General and administrative expense	456	162	171
Dry hole costs	2,196	—	—
Accretion expense	324	232	—
Interest expense	2,317	2,292	1,803
Gain on forgiveness of debt	5,580	—	—

Income (loss) from discontinued operations	$2,050	$(500)	$(8,414)

4. Related Party Transactions

Due From Stockholder

The Company has advanced approximately $9.9 million to TAC ($0.2 million in 2004, $1.3 million in 2003, and $-0- in 2002), which was used to repurchase common stock awarded to former shareholders and a director. The related amount due from stockholder is reflected as a contra-equity account in the accompanying Consolidated Financial Statements.

Notes Receivable

On January 1, 2000, the Company was issued a promissory note from one of the Company’s officers for $1.42 million. This note bears interest at 8% and has principal and interest payments due annually through December 31, 2005. The balance on this note as of December 31, 2004 and 2003 was $794,000 and $794,000, respectively, which approximates fair value. The Company also had other outstanding notes receivable from

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

other officers amounting to $114,000 at December 31, 2002. Interest accrued on these notes at 8% with principal and interest payments are due annually through December 31, 2002. In early 2003, the Company received the remaining $114,000 balance on these notes.

Asset Management

The Company provided management services relating to oil and gas operations for affiliated entities and investees, which included Mission Resources Corporation (“Mission”), formerly Bellwether Exploration Company (“Bellwether”), until early 2002 when the contract was cancelled. During 1999, the principal stockholder of TAC functioned as director and from August 1999 through May 2001 served as Chief Executive Officer and Chairman of the Board of Bellwether. On October 21, 2002, this individual resigned from the Board of Mission. As a result, Mission was no longer a related party at December 31, 2002. In accordance with the management agreements, the Company provided various accounting and administrative services for Mission at a fixed or variable fee. In addition, the Company received additional compensation for services related to property or corporate acquisitions or divestitures. The Company’s total management fees received from related parties amounted to $389,000 for the year ended December 31, 2002.

In the ordinary course of business, the Company incurs amounts resulting from the payment of costs and expenses on behalf of related parties and from charging management fees under the terms of the respective management and administrative agreements. Such amounts are settled on a regular basis, generally monthly.

Well Operations

The Company operates properties in which related parties have an ownership interest. These related parties are charged for all customary expenses and cost reimbursements associated with such activities on the same basis as third parties. Operators’ fees charged to affiliates by the Company for the years ended December 31, 2004, 2003, and 2002 for these activities were approximately $378,000, $380,000, and $512,000, respectively.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Related Party Transactions (continued)

Oracle

For the year ended December 31, 2002, Novistar paid Oracle approximately $271,000 for rent expense and support fees for Oracle products and $99,000 for interest on a note payable.

5. Investments

In October 2002, the Company received 58,231 shares of Resources Connection, Inc. (“RCI”), a Delaware incorporated publicly traded company, valued at $798,000, as proceeds for the sale of TPC (see Note 11). In December 2003, the Company sold the 58,231 RCI shares for $1,609,000, resulting in a gain of $811,000.

6. Notes Receivable

TEFF was issued promissory notes by three entities in connection with the collateralized financing it provided to exploration and production companies. As its source of funding for the notes, TEFF used proceeds received from a credit facility with a bank. The bank’s collateral for the TEFF outstanding loan amounts was the assigned mortgages of the oil and gas properties which TEFF had as collateral from its notes receivable and all other assets of TEFF. Under the terms of the credit facility, the bank reviewed on a portfolio basis the value of all collateral on the notes held by TEFF. During 2002 and 2000, two of the entities were sold and the investment in receivables was reduced by $6.5 million and $21.3 million, respectively (see Note 14), as a result of proceeds received by TEFF in connection with the mortgages it holds with the oil and gas properties. During 2001, one of the entities filed for bankruptcy and its oil and gas properties were liquidated as part of the bankruptcy proceedings. From the $8.8 million received from the liquidation of the oil and gas properties, TEFF collected, as a secured creditor, $4.5 million in December 2002 and $170,000 in March 2003. All proceeds received by TEFF in connection with the mortgages on oil and gas properties of the three entities referred to herein have been used to satisfy a portion of the outstanding bank credit facility.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Notes Receivable (continued)

Consistent with the terms of TEFF’s credit facility with the bank, notes receivable were carried at their unpaid principal balance subject to an impairment adjustment. The impairment of the notes receivable balance was measured on an aggregate portfolio basis. The Company suspended interest income recognition as a result of the impairment of the notes receivable (see Note 14).

In December 2003, TEFC and the Company sold TEFF to a third party for $325,000, plus the assumption of a credit facility (see Note 14), resulting in a gain of $17,487,000.

In June 2000, in connection with the sale of some of the Company’s oil and gas properties, the Company was issued a promissory note totaling $800,000. Interest accrued on this note at 10% with principal and interest payments due monthly through June 2003. This note was settled in December 2002 for $480,000, resulting in the forgiveness of $100,000 of the note balance.

7. Fixed Assets

Fixed assets consist of the following (in thousands) as of December 31:

	2004	2003

Computer hardware, software, and office equipment	$3,766	$3,745
Rigs and related equipment	5,640	5,586
Furniture, fixtures, leasehold improvements, art, rental equipment, and vehicles	1,686	1,382

	11,092	10,713
Less accumulated depreciation	(7,910)	(6,978)

	$3,182	$3,735

Depreciation expense for the years ended December 31, 2004, 2003, and 2002 amounted to $1.0 million, $1.1 million, and $3.4 million, respectively.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Other Assets

The components of other assets are as follows (in thousands) as of December 31:

	2004	2003

Goodwill	$617	$617
Other	331	148

	948	765
Less accumulated amortization – other	(5)	—

	$943	$765

9. Benefit Plans

Effective January 1, 1996, the Company established a 401(k) retirement plan. The 401(k) retirement plan is funded by employee and Company contributions. Employees may contribute up to 15% of their salaries and the Company matches 50% of employee contributions up to 6%. The Company’s contributions to this plan totaled approximately $25,000, $47,000, and $518,000 for the years ended December 31, 2004, 2003, and 2002, respectively. In addition, the Company established a discretionary 401(k) retirement plan. During the first quarter of the year, the Company has the option of contributing up to an additional 3% of each employee’s salary for the previous year to the plan. The Company made no contributions to the discretionary plan in 2004, 2003 and 2002.

10. Management Buyout

On September 30, 1996, the Management Buyout occurred whereby certain members of the Company’s executive management purchased the Company from Torchmark for $41 million; $25.5 million in the form of a senior subordinated note payable (see Note 14) and $15.5 million in cash. As a result of this transaction, the Company received working and other interests in oil and gas properties. In addition, the Company received interests in certain oil and gas properties in exchange for consideration of up to $7 million, which is payable solely out of production and is contingent upon the properties achieving pricing and profitability thresholds. Based upon the performance of the properties, none of these thresholds were achieved, and no such liability was recorded at December 31, 2004.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Acquisitions and Dispositions of Assets

Milam

In October and December 2004, Milam entered into separate agreements to sell all of its oil and gas properties. In October 2004, Milam sold its interest in a field for $3.6 million, resulting in a loss of approximately $3.1 million. In December 2004, Milam sold its remaining fields for $11.8 million resulting in a gain of approximately $1.8 million. The proceeds from the sale were used to pay down the outstanding debt balance related to these properties and the remaining principal balance was forgiven resulting in a gain of $5.6 million (see Note 14). The results of Milam are classified as discontinued operations and the consolidated financial statements for all periods presented have been adjusted to reflect this presentation (see Note 3).

Big Energy, LLC

In February 2004, Big Energy purchased an interest in certain oil and gas properties located in Louisiana from a third party for $2.1 million.

Person Panna Maria, LLC

In June 2003, the Company purchased a 4% interest in the oil and gas interests in the Person Panna Maria, LLC (“PPM”) for $80,000 which currently owns a compression facility serving the properties. In December 2003, the Company purchased an additional 80% interest in PPM for $270,000. In January 2004, the Company purchased an additional 4.5% interest in PPM for $15,000.

Coal Bed Methane Field

In January 2003, the Company sold its oil and gas interest in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. Proceeds of $18.7 million were used to payoff the outstanding balance on the Credit Facility (see Note 14). In addition, due to the sale of this field, the Senior Subordinated Note was reduced by $500,000.

Art

During the year ended December 31, 2004, the Company purchased two pieces of art for approximately $238,000. During the year ended December 31, 2003, the Company sold pieces of art to third parties for a total of $1,057,000, generating a gain of $68,000.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Acquisitions and Dispositions of Assets (continued)

RCI Shares

In February 2002, the Company sold its interest in certain oil and gas properties to a third party for a total of $200,000, generating a loss of $11,000. In October 2002, the Company sold its interest in TPC for $3.45 million and 58,231 shares of RCI, valued at $798,000, resulting in a gain of $3.45 million. In addition, the Company received a contingent payment of $197,000 in March 2003 based on total revenues of the parent company of RCI for the year ended December 31, 2002. In December 2003, the Company sold 58,231 RCI shares for $1,609,000, resulting in a gain of $811,000.

Torch Rig Services

In January 2002, the Company purchased certain assets, including rigs and real property, for $425,000 in cash and entered into a note for $3,175,000. An intangible asset for $478,000 was recorded for the permits, licenses, listings, approvals, and authorizations. In addition, the Company entered into a consulting agreement with the seller whereby the Company will pay a fee of ten semi-annual payments of $150,000 commencing on June 1, 2002.

Novistar and P2ES

On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased all of the outstanding Novistar stock for $.01 per share. The subsidiary merged with Novistar (“New Novistar”) resulting in the acquisition of the interests of all historic shareholders of Novistar. Petroleum Place, Inc. loaned $3.2 million to New Novistar. New Novistar used the $3.2 million loan proceeds to buy-out Oracle’s debt of $10 million and interest payable of $1.1 million, resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002. The Company then forgave $23.5 million of debt with New Novistar as uncollectible and contributed the remaining $17 million of debt into New Novistar’s capital as equity. New Novistar then merged with Paradigm Technologies to create P2ES. As a result of the merger, the Company received a 40% interest in P2ES.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Acquisitions and Dispositions of Assets (continued)

The equity investment is recorded at the historical cost of the Company’s investment in Novistar. The following provides a reconciliation of the Novistar condensed balance sheet as of December 31, 2002, prior to the close of the merger (in thousands):

Current assets	$4,919
Long-term assets	22,148
Current liabilities	(5,121)
Long-term liabilities	(5,177)

$16,769

On December 20, 2003, P2ES merged with a third party, resulting in a decrease in the Company’s interest in P2ES to 21.15%.

12. Other Long-Term Liabilities

Other long-term liabilities at December 31, 2004 and 2003 consist of the following (amounts in thousands):

	2004	2003

Liability for plugging and abandonment costs	$509	$213
Other	198	198

	$707	$411

13. Torch Energy Royalty Trust

The Company serves as sponsor and operator of certain properties in which the Torch Energy Royalty Trust (the “Trust”) owns a net profits interest. In connection with the formation of the Trust, the Company entered into an oil and gas purchase contract (“Purchase Contract”) which expires on the termination date of the Trust, the earliest of which is March 1, 2006. The Trust will terminate upon the first to occur of: (a) an affirmative vote of the holders of not less than 66-2/3% of the outstanding units to liquidate the Trust; (b) such time as the ratio of the cash amounts received by the Trust from the net profits interests to administrative costs of the Trust is less than 1.2 to 1.0 for three consecutive quarters; (c) March 1 of any year if it is determined based on a reserve report as of December 31 of the prior year that the present value of the estimated pre-tax

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13. Torch Energy Royalty Trust (continued)

future net cash flows, discounted at 10%, of proved reserves attributable to the net profits interest is equal to or less than $25.0 million; or (d) December 31, 2012. Under the Purchase Contract, the Company is obligated to purchase all net production attributable to the Trust properties for indexed prices for oil and gas. Such prices are calculated monthly and are generally based on the average spot market prices of oil and gas. The Purchase Contract also provides that the minimum price paid by the Company for gas production is $1.70 per MMBtu, adjusted annually for inflation (“Minimum Price”). When the Company pays a purchase price based on the Minimum Price, it receives price credits (“Price Credits”), equal to the difference between the Index Price and the Minimum Price, that it is entitled to deduct in determining the purchase price when the Index Price for gas exceeds the Minimum Price. In addition, if the Index Price for gas exceeds $2.10 per MMBtu, adjusted annually for inflation, the Company is entitled to deduct 50% of such excess (“Price Differential”) in determining the purchase price. The Company has an annual option to discontinue the Minimum Price commitment. However, if the Company discontinues the Minimum Price commitment, it will no longer be entitled to deduct the Price Differential in calculating the purchase price and will forfeit all accrued Price Credits. The Company has not exercised its option to discontinue the Minimum Price commitment. The Minimum Price and sharing price in 2004, adjusted for inflation, was $1.73 and $2.13, respectively. Total revenue recognized by the Company for the years ended December 31, 2004, 2003 and 2002 was $5.6, million, $4.4 million, and $1.0 million, respectively.

Under the terms of the purchase contract defined above during the year ended December 31, 2004, the Company purchased 4,542 MMCF of gas and 26 Mbbls of oil at an average price of $4.13 per MCF and $34.38 per Bbl. During the year ended December 31, 2003, the Company purchased 4,698 MMCF of gas and 24 Mbbls of oil at an average price of $3.78 per MCF and $24.94 per Bbl. During the year ended December 31, 2002, the Company purchased 5,059 MMCF of gas and 25 Mbbls of oil at an average price of $2.65 per MCF and $20.61 per Bbl.

In December 2003, the Company purchased a contract which expired in December 2004 to limit its exposure in 2004 to losses under the Minimum Price obligation of the Purchase Contract. A loss of approximately $409,000 is included in revenue for the year ended December 31, 2004.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt

Total debt at December 31, 2004 and 2003, consists of the following (amounts in thousands):

	2004	2003

Senior subordinated note payable – affiliates	$23,086	$23,086
Note payable – Grayson	1,313	1,948
Notes Payable – options	1,592	1,941
Line of credit	835	—
Other	582	929

	$27,408	$27,904

Senior Subordinated Note Payable – Affiliate

On September 30, 1996, the Company recorded TAC’s $25.5 million Senior Subordinated Note (the “Note”) payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note was due and payable on September 30, 2004, and it accrued interest at 9% per annum. During 2003 and 2002, the Note was reduced by $838,000, and $500,000, respectively, in connection with the settlement of litigation involving the Predecessor, Torchmark, and a third party. As of December 31, 2004, the outstanding balance is $23.1 million, of which $21.3 million has been classified as long-term at December 31, 2004.

On January 1, 2005, the Note was renegotiated resulting in five $500,000 payments for principal and accrued interest being due in 2005, $5.0 million due in 2006, $5.0 million due in 2007 and the remaining unpaid balance of principal and interest due on May 1, 2008.

Senior Subordinated Note Payable – Oracle

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrued interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15% from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest was payable

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

quarterly in arrears beginning on May 17, 2000. The note was due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger, or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. On December 31, 2002, Novistar paid $3.2 million to Oracle to buyout the $10 million Senior Subordinated Note payable and interest payable of $1.1 million resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002. Interest expense of $1.2 million related to this Note Payable is reflected in the accompanying Statement of Operations for the year ended December 31, 2002.

Promissory Note – Third Party

On May 17, 2001, Milam entered into an $18 million Promissory Note with a third party, which increased to $22 million on November 18, 2003. Until the sale of the properties (see Note 11), interest accrued on the indebtedness at the sum of seven percent (7.0%) plus the three month London Inter Bank Offer Rate (“LIBOR”) plus a three percent (3.0%) default rate. Monthly principal and interest payments were due based on cash flows from certain oil and gas properties. In December 2004, proceeds from the sale of the Milam properties were used to pay down the note and the remaining principal balance was forgiven resulting in a gain of $5.6 million for the year ended December 31, 2004. This gain is included in income from discontinued operations for the year ended December 31, 2004.

Note Payable – SMGC

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million on December 31, 2003. The Company paid $1 million in May 2002, $1 million in December 2002, and entered into a note for the remaining $1 million that was due in May 2002 and extended to May 1, 2003. Principal plus interest was paid at the prime rate plus 7% per annum. In March 2003, the SMGC note plus interest was paid in full.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

Note Payable – Grayson

In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 11), the Company entered into a note for $3,175,000 payable to the seller (“Grayson Note”). Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate adjusted at the beginning of each quarter for increases or decreases during the previous quarter (4.75% at December 31, 2004). At December 31, 2004 and 2003, the outstanding principal balance on the Grayson Note is $1.3 million and $1.9 million, respectively.

Notes Payable – Options

In connection with the termination of certain former employees, the Company entered into notes for options previously granted (“Option Notes”). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate. At December 31, 2004 and 2003, the outstanding principal balance on the Option Notes is $1.6 million and $1.9 million, respectively.

Line of Credit

On February 6, 2004, Big Energy entered into a $50 million credit facility (the “Big Energy Facility”) with a bank. Interest accrues on indebtedness at the bank’s prime rate plus .5%, but in no event less than a per annum rate of 4.5%. The Big Energy Facility has a February 26, 2007 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. The Company was in compliance with all covenants at December 31, 2004. The Big Energy oil and gas properties secure the Big Energy Facility. At December 31, 2004, the outstanding balance under the Big Energy Facility is $835,000, the borrowing base is set at $1.0 million and the weighted-average interest rate is 4.9%.

On November 9, 2000, Novistar entered into a credit facility (the “Novistar Facility”) with a bank. The Novistar Facility provided a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility had an interest rate of LIBOR plus 1.5% if less than $10.0 million was outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeded $10.0 million. The short-term

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

loan under the Novistar Facility matured on November 7, 2001, and the revolving line of credit matured on March 31, 2002. The Novistar Facility was secured by a pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI had guaranteed the outstanding balance of the revolving line of credit. At December 31, 2002, Novistar merged with Paradigm Technologies (see Note 11), the revolving line of credit is not on the Company’s books as Novistar’s balance sheet is no longer consolidated. Until April 14, 2003, the Company maintained a compensating balance of $3 million as collateral for the Novistar revolving line of credit.

On August 31, 1999, the Company entered into a $50 million credit facility (the “Credit Facility”) with a bank. Interest accrued on indebtedness, at the Company’s option, at the bank’s prime rate plus .25% or the LIBOR rate. The Credit Facility had a March 1, 2003 maturity date and contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secured the Credit Facility. In January 2003, the outstanding balance under the Credit Facility was paid in full (see Note 11).

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the “TEFF Facility”) with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF’s option, at the bank’s prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base; and at the bank’s prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan were repaid from cash flow from TEFF’s underlying investments. The TEFF Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secured the TEFF Facility, which originally matured on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt could be drawn on the TEFF Facility. As the underlying investments were sold, the proceeds were used to reduce the outstanding principal balance of the loan. In addition, the amendment changed the interest rate to the bank’s prime rate (4.0% December 31, 2003) plus 1% or LIBOR (1.5% at December 31, 2003) plus 4% regardless of the portfolio base ($0 at December 31, 2003) and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF’s investments. On December 31, 2003, TEFC and the Company sold TEFF to a third party (see Note 11).

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Debt (continued)

Scheduled maturities for the next five years and thereafter as of December 31, 2004 are as follows (in thousands):

2005	$3,476
2006	4,643
2007	4,478
2008	14,332
2009	251
2010 and thereafter	228

$27,408

15. Commitments and Contingencies

Litigation

The Company is involved in certain litigation arising out of the normal course of business, none of which, in the opinion of management, will have any material adverse effect on the financial position or results of operations of the Company as a whole.

Lease Obligations

Rental expense for operating leases was approximately $1.0 million, $1.6 million, and $3.0 million for the years ended December 31, 2004, 2003, and 2002, respectively. Future minimum payments under all noncancelable leases, including amounts allocable to affiliates, having initial terms of one year or more consisted of the following as of December 31, 2004 (amounts in thousands):

Year ending December 31,
2005	$634
2006	584
2007	581
2008	486
2009	491
Thereafter	617

$3,393

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15. Commitments and Contingencies (continued)

Letters of Credit

The Company has open letters of credit of approximately $173,000 at December 31, 2004, which are fully collateralized by restricted cash balances.

16. Price Risk Management and Financial Instruments

Trading Activities

The Company, through its subsidiaries, previously offered price risk management services to energy-related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity; swap agreements, which required payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity; options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options’ strike and market prices for the commodity; and other contractual arrangements. The Company attempted to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions could exist or were established based upon assessment of anticipated market movements.

Non-Trading Activities

The Company also enters into financial swap contracts for the purpose of hedging the impact of market fluctuations on production. At December 31, 2003, the Company was party to energy commodity swaps covering 60,000 MMbtus of natural gas and 13,000 barrels of crude oil that extended to May of 2004 on the Milam properties.

While notional amounts are used to express the volume of swaps and over-the-counter options, the amounts potentially subject to credit risk in the event of nonperformance by the third parties are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to non-trading activities.

The carrying amounts of the Company’s cash and cash equivalents, receivables, other current assets, and payables approximate the fair value at December 31, 2004 because of their short maturities.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16. Price Risk Management and Financial Instruments (continued)

The carrying amounts and estimated fair values of the Company’s other financial instruments, excluding trading activities, at December 31, 2004 and 2003 were as follows:

	2004		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in thousands)
Assets
Natural gas option	$—	$—	$409	$409

Liabilities
Crude oil swaps	$—	$—	$116	$116
Natural gas swaps	—	—	111	111
Current debt	3,476	3,476	44,195	44,195
Long-term debt	23,932	23,846	3,177	3,177

The Company uses the following methods and assumptions in estimating fair values: (a) energy commodity swaps and over-the-counter options estimated fair values have been determined using available market data and valuation methodologies and (b) the carrying amounts of the “Senior subordinated note payable–affiliate” and “Note payable to bank” approximate fair value as the interest rates approximate current market rates. Judgment is required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

17. Subsequent Events

In January 2005, TRS received notice alleging improper abandonment work on certain properties. As a result of this notice, contract plugging and abandonment work performed by the Company is being investigated by the Bureau of Land Management. The Company has set up an accrual for $320,000 at December 31, 2004 related to this investigation.

In February 2005, a letter of agreement was signed by a third party and Torch E&P to sell its interest in a certain gas property. The purchaser will assume the $1.1 million liability for plugging and abandonment costs included in current liabilities at December 31, 2004. As a result of this sale, the Company will no longer have an asset retirement obligation for this property; however, the Company will retain a 3.33% overriding royalty interest.

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information

Prior to January 1, 2003, the Company had four reportable segments: service activities, the capital group, the trading and marketing group, and oil and gas properties. The service activities segment provided technical and administrative services to energy companies, primarily through outsourcing arrangements. The capital group segment provided growth capital to independent oil and gas companies through TEFF, a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. The trading and marketing group segment engaged in various hydrocarbon marketing and trading activities. The oil and gas properties segment consisted of revenue from interests the Company held in certain oil and gas properties. The reduction of the business activities of the Company has reduced the number of reportable segments as defined by SFAS 131. The Company had three reportable segments in 2003: service activities, the capital group and oil and gas properties. Due to the sale of TEFF in December 2003 (see Note 2), the Company has two reportable segments in 2004: service activities and oil and gas properties.

The Company’s reportable segments are strategic business units that offer different services. Each business segment is managed separately based on the nature of the services provided to clients and based on the different technology and marketing strategies required by each of the segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

The Company evaluates performance based on profit or loss from operations. Intersegment fees are accounted for as if the fees were to third parties.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

The following tables represent reported segment profit or loss and segment assets for the years ended December 31, 2004, 2003, and 2002 (amounts in thousands).

	Service	Oil & Gas
	Activities	Properties	Totals

Year ended December 31, 2004
Revenues from external clients	$20,510	$7,900	$28,410
Intersegment revenues	177	—	177
Gain on sale	—	41	41
Interest revenue	—	47	47
Interest expense	14	38	52
Depletion, depreciation, and amortization	976	458	1,434
Equity in losses of investee	2,704	—	2,704
Income from discontinued operations	—	2,050	2,050
Segment profit (loss)	(695)	4,999	4,304

Other significant non-cash items:
Segment assets	13,552	5,524	19,076
Equity in investee	9,359	—	9,359
Expenditures for segment assets	274	3,919	4,193

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

	Service	Oil & Gas
	Activities	Properties	Totals

Year ended December 31, 2003
Revenues from external clients	$21,073	$1,011	$22,084
Intersegment revenues	45	—	45
Gain (loss) on sale	—	40,500	40,500
Interest revenue	—	157	157
Interest expense	113	21	134
Depletion, depreciation, and amortization	1,127	22	1,149
Equity in earnings of investees	(3,132)	—	(3,132)
Loss from discontinued operations	—	(500)	(500)
Segment (loss) profit	(6,531)	39,898	33,367

Other significant non-cash items:
Segment assets	16,971	1,481	18,452
Equity in investees	12,063	—	12,063
Expenditures for segment assets	213	1,125	1,338

	Service	Oil & Gas
	Activities	Properties	Totals

Year ended December 31, 2002
Revenues from external clients	$62,814	$9,150	$71,964
Intersegment revenues	5,650	—	5,650
Gain on sale	3,524	(11)	3,513
Interest revenue	—	104	104
Interest expense	1,495	902	2,397
Depletion, depreciation, and amortization	2,050	110	2,160
Equity in earnings of investees	249	—	249
Loss from discontinued operations	—	(8,414)	(8,414)
Segment (loss) profit	16,825	(10,372)	6,453

Other significant non-cash items:
Segment assets	18,238	1,900	20,138
Equity in investees	16,769	—	16,769
Expenditures for segment assets	124	1,677	1,801

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

The following is a reconciliation of reportable segment revenues, expenditures, profit or loss, assets, and equity in investees to the Company’s consolidated totals for the years ended December 31, 2004, 2003, and 2002 (amounts in thousands):

	Year ended December 31
	2004	2003	2002

Revenues:
Total revenues for reportable segments	$28,848	$62,786	$81,231
Other revenues	1,436	22,810	7,065
Elimination of intersegment revenues	(187)	(68)	(5,650)

Total consolidated revenues	$30,097	$85,528	$82,646

Interest expense:
Total interest expense for reportable segments	$52	$134	$2,397
Other interest expense	2,185	2,937	3,353

Total interest expense	$2,237	$3,071	$5,750

Depletion, depreciation, and amortization:
Total depletion, depreciation, and amortization for reportable segments	$1,434	$1,149	$2,160
Other depletion, depreciation, and amortization	—	—	1,364

Total depletion, depreciation, and amortization	$1,434	$1,149	$3,524

Equity in earnings (loss) of investees:
Total equity in earnings (loss) of investees for reportable segments	$(2,704)	$(3,132)	$249
Other equity in earnings (loss) of investees	—	—	—

Total equity in earnings (loss) of investees	$(2,704)	$(3,132)	$249

Profit or loss:
Total profit or loss for reportable segments	$4,304	$33,367	$6,453
Other income (loss)	(3,455)	13,353	(5,460)

Net income	$849	$46,720	$993

Assets:
Total assets for reportable segments	$19,076	$18,452	$20,138
Other assets	23,122	47,157	51,095

Total consolidated assets	$42,198	$65,609	$71,233

Equity in investees:
Total equity in investees for reportable segments	$9,359	$12,063	$16,769
Other equity in investees	—	—	—

Consolidated equity in investees	$9,359	$12,063	$16,769

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

Major Customer

Revenues from one customer, Nuevo Energy Company (“Nuevo”), totaled $4.6 million in service fees for the year ended December 31, 2003. Revenues from two customers, Mission and Nuevo, totaled $35 million in service and overhead fees for the year ended December 31, 2002. Four customers accounted for 56.1% of the gross marketing revenues during the year ended December 31, 2002.

19. Supplementary Oil and Gas Data (Unaudited)

Oil and Gas Producing Activities

Included herein is information with respect to oil and gas acquisition, exploration, development, and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. These reserve quantities represent interests owned by the Company located solely within the United States. At December 31, 2004, reserve quantities and future production are primarily based upon reserve reports prepared by the independent petroleum engineering firm of T.J. Smith & Company, Inc. and by in-house reserve engineers. These estimates are inherently imprecise and subject to revisions from time to time.

Estimates of future net cash flows from proved reserves of gas, oil, condensate, and natural gas liquids (“NGLs”) were made in accordance with Financial Accounting Standards Board Statement No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices in effect at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions. Effective in 1997, the oil and gas activities of the Company fall under its S corporation status for income tax purposes and have a zero effective income tax rate (see Note 2). The results of these disclosures should not be construed to represent the fair market value of the Company’s oil and gas properties. A market value determination would include many additional

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

factors including: (a) anticipated future increases or decreases in oil and gas prices and production and development costs; (b) an allowance for return on investment; (c) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (d) other business risks.

Costs Incurred

The following table sets forth the capitalized costs incurred in oil and gas activities for the years ended December 31 (amounts in thousands):

	2004	2003	2002

Property acquisition	$2,203	$217	$—
Development	2,761	985	1,677

Cost incurred during the year	4,964	1,202	1,677

Plus: asset retirement obligation costs (1)	264	466	—

Capitalized costs incurred during the year	$5,228	$1,668	$1,677

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.” The asset retirement obligation costs reflect abandonment obligations assumed during the year and related revisions. Prior periods presentation was not changed to reflect SFAS No. 143 because the amounts were adjusted through a one-time cumulative adjustment as described in Note 2.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Capitalized Costs Relating to Oil and Gas Activities

The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion, and amortization (amounts in thousands):

		December 31
	2004	2003	2002

Capitalized costs:
Proved properties	$5,849	$30,283	$29,104
Asset retirement obligation costs (1)	730	466	—
Accumulated depreciation, depletion, and amortization	(1,693)	(8,615)	(9,063)

Net capitalized costs	$4,886	$22,134	$20,041

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.” Prior year amounts do not reflect similar retirement obligation costs,as they were adjusted through a one-time cumulative adjustment as described in Note 2.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Results of Operations for Producing Activities

	Year ended December 31
	2004	2003	2002
	(amounts in thousands)
Revenues from oil and gas producing activities	$11,574	$9,152	$13,707
Gain (loss) price risk management activities	—	(1,161)	560
Production costs	(4,313)	(4,533)	(9,153)
Depreciation, depletion, and amortization	(1,281)	(951)	(6,666)
Asset retirement obligation accretion (1)	(428)	(276)	—

Results of operations from producing activities (excluding corporate overhead and interest costs)	$5,552	$2,231	$(1,552)

(1)	Effective January 1, 2003, the Company adopted SFAS No. 143 “Asset Retirement Obligations.” These amounts reflect current year activity only, as prior periods were adjusted through a one-time cumulative adjustment as described in Note 2.

No income tax provision is recorded for 2004, 2003 or 2002 as the Company elected subchapter S corporation status effective January 1, 1997.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Reserves

The Company’s estimated total proved and proved developed reserves of oil and gas for the years ended December 31, 2004, 2003, and 2002 are as follows:

	2004		2003		2002
	Oil (Mbbl)	Gas (Mmcf)	Oil (Mbbl)	Gas (Mmcf)	Oil (Mbbl)	Gas (Mmcf)

Proved reserves at beginning of year	1,573	19,606	1,477	77,125	2,324	38,447
Purchases of reserves in place	604	393	429	8,404	—	—
Sales of reserves in place	(1,065)	(10,083)	—	(65,836)	—	—
Revisions of previous estimates	330	4,378	(173)	650	(638)	41,935
Extensions and discoveries	—	—	—	—	—	—
Production	(142)	(991)	(160)	(737)	(209)	(3,257)

Proved reserves at end of year	1,300	13,303	1,573	19,606	1,477	77,125

Proved developed reserves:
Beginning of year	659	8,535	172	71,195	973	33,377

End of year	801	6,029	659	8,535	172	71,195

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (amounts in thousands):

	Year ended December 31
	2004	2003	2002

Future cash inflows	$127,209	$169,126	$406,085
Future production costs	(35,354)	(61,760)	(207,740)
Future development costs	(11,458)	(21,895)	(15,280)

Future net inflows before income tax	80,397	85,471	183,065
Future income taxes	—	—	—

Future net cash flows	80,397	85,471	183,065
10% discount factor	(31,708)	(28,860)	(77,199)

Standardized measure of discounted future net cash flows	$48,689	$56,611	$105,866

No income tax provision is recorded for 2004, 2003, or 2002 as the Company elected subchapter S corporation status effective January 1, 1997.

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

19. Supplementary Oil and Gas Data (Unaudited) (continued)

The following are the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

	Year ended December 31
	2004	2003	2002

Standardized measure:
Beginning of year	$56,611	$105,866	$28,983
Sales, net of production costs	(7,261)	(3,458)	(5,114)
Net change in prices and production costs	18,553	6,112	35,062
Extensions, discoveries, and improved recovery, net of future production and development costs	—	—	—
Changes in estimated future development costs	(3,394)	(247)	(4,074)
Development costs incurred during the period	2,663	985	1,677
Revisions of quantity estimates	19,611	(1,033)	52,789
Accretion of discount	5,661	10,587	2,898

Purchases of reserves in-place	7,141	8,889	—
Sales of reserves in-place	(42,859)	(62,729)	—
Changes in production rates and other	(8,037)	(8,361)	(6,355)

Standardized measure – end of year	$48,689	$56,611	$105,866

Torch Energy Advisors Incorporated and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20. Investments in Significant Equity Investees

The Company’s 21.15% owned joint venture, P2ES, is accounted for under the equity method of accounting. The investment in P2ES was $9.4 million and $11.8 million at December 31, 2004 and 2003, respectively. Summarized financial information for P2ES, which was audited by other auditors and furnished to the Company, for the years ended September 30, 2004 and 2003 is as follows (in thousands):

	September 30
	2004	2003

Current assets	$21,966	$8,636
Other assets	31,868	16,858

	$53,834	$25,494

Current liabilities	$22,513	$10,393
Stockholders’ equity	31,321	15,101

	$53,834	$25,494

	Year Ended September 30
	2004	2003

Net sales	$53,320	$30,795
Gross profit	15,582	12,559
Net loss	(15,582)	(16,127)

	Year Ended December 31
	2004	2003

Company’s equity loss	(2,704)	(3,132)

At December 31, 2004 and 2003, the Company’s investment in P2ES exceeded its equity in its net assets of P2ES at September 30, 2004 and 2003 by approximately $2.7 million and $6.0 million, respectively, due to goodwill and timing differences.